Contact:

Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com

Cummins announces results for the first quarter of 2014; Improving demand in North America drives revenue growth

•	First quarter revenues of $4.4 billion, EBIT of 12.0 percent of sales

•	Full year revenue expected to grow between 6 and 10 percent and EBIT to be in the range of 12.75 to 13.25 percent of sales

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the first quarter of 2014.

First quarter revenue of $4.4 billion increased 12 percent from the same quarter in 2013. The increase year-over-year was driven by stronger demand in on-highway markets and distributor acquisitions in North America.

Revenues in North America increased 25 percent while international sales were flat compared to the first quarter a year ago. Within international markets, weakness in India, Australia, Mexico and Brazil offset higher revenues in China and Europe.

Earnings before interest and taxes (EBIT) were $528 million for the first quarter or 12.0 percent of sales. This compares to $437 million or 11.1 percent of sales a year ago.

Net income attributable to Cummins in the first quarter was $338 million ($1.83 per diluted share), compared to $282 million ($1.49 per diluted share) in the first quarter of 2013.

“We delivered good incremental margins in the first quarter as demand in on-highway markets in North America improved. We are also well on track to deliver the expected benefits from our North American distributor acquisitions as we execute our plans and end market demand improves. Conditions in a number of international markets remain very weak, particularly in India and Australia, leading to lower demand for power generation and mining equipment ,” said Chairman and CEO Tom Linebarger. “We continue to release exciting new products that will drive future profitable growth and we repurchased 3 million shares in the first quarter, consistent with our commitment to return 50 percent of full year operating cash flow to shareholders through a combination of dividends and share repurchase.”

Based on the current forecast, Cummins expects full year 2014 revenues to grow between 6% and 10%, up from its previous forecast of growth of between 4% and 8%, due largely to improving demand in North America. EBIT is expected to be in the range of 12.75 to 13.25 percent of sales.

Other recent highlights:

•	For the seventh consecutive year, Cummins has been named one of the world's most ethical companies by The Ethisphere Institute;

•	FORTUNE magazine named Cummins one of America’s Most Admired Companies; and

•	Cummins became the first company to receive EPA Tier4 Final certification for high-horsepower generator sets.

First quarter 2014 detail (all comparisons to same period in 2013)

Engine Segment

•	Sales - $2.6 billion, up 11 percent

•	Segment EBIT - $269 million, or 10.5 percent of sales, compared to $195 million or 8.5 percent of sales

•	Increased demand in on-highway markets in North America offset weakness in global mining and power generation markets

Components Segment

•	Sales - $1.2 billion, up 21 percent

•	Segment EBIT - $167 million, or 13.6 percent of sales, compared to $119 million or 11.7 percent of sales

•	Higher demand in on-highway markets in North America, Europe and China more than offset weaker demand in Brazil

Power Generation Segment

•	Sales - $639 million, down 14 percent

•	Segment EBIT - $25 million, or 3.9 percent of sales, compared to $51 million or 6.8 percent of sales

•	Lower revenues in most markets particularly India, North America and Asia Pacific

Distribution Segment

•	Sales - $950 million, up 22 percent overall and up 1 percent excluding acquisitions

•	Segment EBIT - $76 million, or 8.0 percent of sales, compared to $95 million or 12.2 percent of sales, with currency being the largest driver of the reduction in earnings

•	Higher revenues were primarily driven by acquisitions and stronger demand for parts and service in the North America and Asia Pacific regions.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 48,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 6,800 dealer locations. Cummins earned $1.48 billion on sales of $17.3 billion in 2013. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at @Cummins and on YouTube at CumminsInc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2014. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2013 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.